Free Writing Prospectus Filed Pursuant to Rule 433 Registration Statement No. 333-179095 Related to Prospectus dated February 13, 2012 Dated March 19, 2012

Forward-Looking Statements
Certain information contained in this discussion may include “forward-looking statements”
within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are generally identified by phrases such as “we expect,” “we believe” or words of similar import.
Although we believe that our expectations with respect to the forward-looking statements are based upon reliable assumptions within the bounds of our knowledge of our business and operations, there can be no assurance that our actual results, performance or achievements will not differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements.
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.
Non-GAAP Financial Information. This presentation includes disclosures about the issuer's pretax, pre-provision net revenue ("PPNR"). These disclosures are non-GAAP financial measures. The disclosures are included in this presentation because management believes PPNR provides a useful measure of the issuer's potential earnings power. Although this information is not consistent with, or intended to replace, presentations under GAAP, it is presented for informational purposes. PPNR may be reconciled with earnings before income taxes (“EBIT”)
as follows: EBIT plus provisions for credit losses plus (minus) securities losses (gains) equals
PPNR.

First Capital Bank - “Where People Matter”
At First Capital Bank, whether you’re a
customer, shareholder or employee, we
accomplish this through our dedication to
One Simple Principle…………
PEOPLE MATTER!

Company Profile
• First Capital Bancorp, Inc., is a one bank holding company headquartered in
Richmond, Virginia.
• First Capital Bank, operates seven full service banking offices in the greater
Richmond, Virginia market.
• The Bank engages in a general commercial banking business, with a particular focus on the needs of small and medium-sized businesses and professionals.
• Key financial metrics at 12/31/11 include:
• Total Assets - $541 million
• Total Net Loans - $361 million
• Total Deposits - $440 million
• Total Equity - $41 million
• Total Risk-Based Capital Ratio - 13.2%

Key Strategies
• Hire and empower experienced, local bankers
• Emphasize relationship banking targeted to the needs of small and medium-sized businesses, their owners and key employees, and the professional community
• Resume the growth of our delivery system
• Shed “problem assets” and return focus to growth and profitability
• Add products/services that reduce reliance on net-interest income, including the expansion of our new mortgage operations
• Diversify our loan portfolio, reducing our exposure to more speculative real estate loans
• Increase our legal lending limit and ability to serve our larger customers
• Maintain sales-oriented culture that is highly conducive to maximizing production

Strengthened Management Team
Name Position
Years of
Banking
Experience
Year
Joined
Grant Grayson Chairman of the Board 14 1998
John M. Presley Managing Director and CEO 27 2008
Robert G. Watts, Jr. President 27 2000
Gary Armstrong SVP and Chief Lending Officer 25 2009
Andy Ferguson SVP and Chief Credit Officer 25 2010
William W. Ranson SVP and Chief Financial Officer 25 2004
Patricia A. "Patty" Cuccia SVP  - Operations 25 1998
Jim Sedlar SVP - Special Assets 25 2008
Bill Bein SVP  - Lending 30 2003

First Market Bank
'03 Assets: $1.0 billion

President & CEO
1997 - 2003

NATIONAL COMMERCE FINANCIAL
'04 Assets: $23.0 billion

CFO / Head of Integration
2003 - 2004

M&I BANK
'06 Assets: $47.3 billion

CFO
2004 - 2006

FIFTH THIRD BANK
'08 Assets: $120.0 billion

Head of Strategic Initiatives (M&A)
2006 - 2008

First Capital Bancorp, Inc.
'11 Assets: $525.8 million

CEO
2008 - Present

First Capital Bancorp, Inc.

John Presley Bio 7

Our Market – Richmond MSA
• State Capitol and third-largest metro area in Virginia
• Growing population in excess of 1.2 million; banking deposits of $30 billion
• One of the Best Cities for Business among 102 metro areas, rated by the Wall
Street Journal's MarketWatch.com, December 13, 2011.
• Virginia was ranked #1 state in the U.S. for business in 2011 by CNBC
• Consistently one of the lowest unemployment rates among the nation’s largest metropolitan areas (5.8% in January 2012 vs. 8.3% national rate)
• Highly diversified economy with leading employment by sector being services, government, trade, financial and manufacturing
• Largest private employers include Capital One, VCU Health System, HCA
Dominion Resources, Altria, SunTrust, WellPoint and DuPont
• Educated workforce – 15 four-year & 11 two-year colleges & universities

Headquarters
4222 Cox Road
Glen Allen, VA 23060

11001 West Broad Street
Glen Allen, VA 23060

901 East Cary Street, Suite 100
Richmond, VA 23219

1776 Staples Mill Road
Richmond, VA 23230

First Capital Bank

1580 Koger Center Blvd., Suite C
Richmond, VA 23235

2810 Buford Road
Richmond, VA 23235

7100 Three Chopt Road
Richmond, VA 23226

409 S. Washington Highway
Ashland, VA 23005

First Capital Bancorp, Inc.

Our Facilities 9

Ashland
Hanover
Wyndham
Goochland
Manakin Sabot
Henry Clay Heights
Glen Allen
Laurel Park
Mechanicsville
Tuckahoe
Cold Harbor Farms
Richmond
Highland Springs
Bon Air
Montrose
Bensley Village
Bellwood Manor

First Capital Bancorp, Inc.

Branch Network
Year
Purchased/ 2006-2011
Branch Name Address City Opened Ownership ATM 12/31/2011 6/30/06 Growth (%)
Westmark 11001 W Broad St Glen Allen 1998 Owned Drive Through 124,346 105,651 15.4
Staples Mill 1776 Staples Mill Rd Richmond 2003 Leased Drive Through 69,561 28,186 146.6
Three Chopt 7100 Three Chopt Rd Richmond 2006 Owned On site 48,623 - -
Ashland 409 S Washington Hwy Ashland 2000 Owned Drive Through 54,588 25,523 91.5
James Center 901 E Cary St Richmond 2007 Leased On site 58,567 - -
Chesterfield Towne Center 1580 Koger Center Blvd Richmond 2003 Leased Drive Through 47,312 30,428 47.6
Bon Air 2810 Buford Rd Richmond 2008 Leased Drive Through 37,202 - -
Headquarter 4222 Cox Road Glen Allen 2010 Owned None - - -
440,199 189,788 131.9
Deposits ($000)
Total
Deposits in
Market
($000)
Total
Market
Share
(%)
Bank of America Corp. (NC) 11,275,609 37.06
Wells Fargo & Co. (CA) 6,303,623 20.72
Sun Trust Banks Inc. (GA) 3,319,071 10.91
BB&T Corp. (NC) 2,578,226 8.47
Richmond, VA as of June 30, 2011
Institution (ST)

$600,000
$500,000
$400,000
$300,000
$200,000
$100,000
$0
2002Y
2003Y
2004Y
2005Y
2006Y
2007Y
2008Y
2009Y
2010Y
2011Y
Total Assets ($000)
Total Net Loans ($000)
Total Deposits ($000)
Tangible Common Equity ($000)
Total Equity ($000)

First Capital Bancorp, Inc.

Balance Sheet Data 11 • We had to slow our growth due to capital constraints • The growth opportunities with our market remain exceptional

2007

Commercial
15%
1-4 Family
16%
Multi-family
1%
Consumer
6%
Commercial RE
29%
Construction
33%

2011

Commercial
10%
Consumer
6%
1-4 Family
24%
Construction
16%
Multi-family
6%
Commercial RE
38%

First Capital Bancorp, Inc.

12 Loan Composition • We have reduced our construction loan exposure by more than 50% • The vast majority of our commercial real estate loans are to owner- occupied businesses

Deposit Composition
• 67% of our 2011
ending deposits were
core deposits
• We lowered our
reliance on CD’s to
51% of deposits,
down from more than
75% of deposits in
2008
Transaction Acct
14%
MMDA & Savings
35%
Retail CD
19%
Jumbo CD
32%

Funding Sources
• Our assets are financed with committed and stable funding sources
• Funding sources at year-end 2011 are presented below
Deposits
81.3%
FHLB
Borrowings
9.2%
Trust Preferred
1.0%
Sub Debt
0.4%
Equity
7.5%
Other liabilities
0.7%

Net Income before Taxes ($000)
Loan Loss Provisions ($000)
4,000
2,000
0
-2,000
-4,000
-6,000
-8,000
-10,000
2002
2003
2004
2005
2006
2007
2008
2009
2010
2011

First Capital Bancorp, Inc.

Income Statement Data 15 • Our bottom line over the past four years has been adversely impacted by credit losses • These credit losses have overshadowed our core growth

Trailing 12 Month Revenue, Noninterest Expenses and PPNR
Revenue ($000)
Noninterest Expense ($000)
PPNR ($000)
$20,000
$15,000
$10,000
$5,000
$0
2002Q4
2003Q4
2004Q4
2005Q4
2006Q4
2007Q4
2008Q4
2009Q4
2010Q4
2011Q4

First Capital Bancorp, Inc.

Earnings Power

•
Our recent credit losses have masked our growth in core earnings power
Revenue consists of net interest income plus noninterest income
Noninterest expenses does not include provision expense or income tax expense
PPNR is pretax preprovision net revenue or (total revenue less noninterest expenses)

NPAs & 90+ Days Past Due / Assets
NPAs & 90+ Days Past Due / Assets
7.0%
6.0%
5.0%
4.0%
3.0%
2.0%
1.0%
0.0%
2002Q1
2003Q1
2004Q1
2005Q1
2006Q1
2007Q1
2008Q1
2009Q1
2010Q1
2011Q1

First Capital Bancorp, Inc.

Asset Quality
• Our nonperforming assets (NPA’s) peaked in the second quarter of 2011
• We had no severely delinquent loans (90+ days past due) at year-end
• Loans 30 to 89 days past due at year-end were $2.3 million, down from $7.6 million at the end of the 2 quarter of 2011 nd

NPAs+ 90+Delinq/ Equity+Reserves (%)
70
60
50
40
30
20
10
0
2002Q1
2003Q1
2004Q1
2005Q1
2006Q1
2007Q1
2008Q1
2009Q1
2010Q1
2011Q1

Asset Quality 18 • Our NPAs and severe delinquencies as a percentage of our equity plus reserves would fall to 38% on a pro forma basis at year-end 2011 if we raise $17 million in the offering

Asset Quality
• Total adversely classified items, those items ranked according to an internally assigned grade of substandard or worse, as a percent of Tier 1 capital plus the allowance decreased to 85.6%
at the end of the fourth quarter, compared to 90.0% at the end of the third quarter of 2011 and
105.3% at the end of the second quarter of 2011.  If we raise $17 million in the offerings, this ratio would fall to 55% on a pro forma basis.
• Total adversely classified loans decreased by approximately $1 million to $38.3 million compared to the third quarter decrease of $13.0 million (or 25%) from $52.1 million at the end of the second quarter of 2011.
• Total non-accrual loans decreased by $679 thousand to $17.7 million at the end of the fourth quarter compared to the decrease of $3.3 million or 16% from $21.8 million at the end of the second quarter of 2011 to $18.5 million at the end of the third quarter of 2011.
• Of the $17.7 million in non-accrual loans, $9.9 million required, and have already been subject to, a write-down to their estimated current market value.
• OREO decreased approximately $890 thousand during the fourth quarter of 2011 to $7.6 million.
• Loans past due 30 to 89 days dropped to its lowest level in two years from $7.6 million at the end of the second quarter of 2011 to $2.3 million at the end of the fourth quarter of 2011.

Offering Overview
• Issuer: First Capital Bancorp, Inc. (Ticker: FCVA)
• Security issued: Rights to acquire Units, with each Unit consisting of one common share and one 10-year warrant to purchase one-half
of one common share at $2.00 per full share
• Price: $2.00 per Unit
• Offering Size: Up to 8.9 million Units ($17.8 million)
• Use of Proceeds: To permit the Company to pursue a more aggressive asset resolution plan and to support future growth
• Standby Purchaser: Ken Lehman, a private investor, intends to invest up to $8 million to purchase Units, provided his voting ownership
does not exceed 45%.  There is no assurance that he will
invest.
• Standby Public Offering: Davenport & Company LLC and other broker-dealers may sell any Units that are not purchased by existing
shareholders or the Standby Purchaser to the public
• Expected Closing: Early May
2012

Standby Purchaser/Asset Resolution Plan
• The Standby Purchaser is an experienced investor in, and advisor to, banks.  It is anticipated that he will join the board of directors of FCVA upon the successful completion of the offering.
• The Standby Purchaser approached FCVA about making a significant equity investment because he was attracted to the Company’s underlying franchise value and earnings power before credit related losses.
• As a condition to the Standby Purchase Agreement, the Standby Purchaser required
FCVA to adopt an Asset Resolution Plan (the “ARP”).
• Pursuant to the ARP, the Standby Purchaser may identify up to $50 million of
“problem assets” and require the Company to accelerate its work-out strategy with respect to those assets.  The ARP is subject to a number of conditions, including the amount of capital raised in this offering.
• The rationale behind the ARP is to cause the Bank to eliminate its “problem assets”
as quickly as feasible so that the Company can return to profitability and growth.

The Units
• Each Unit consists of one common share and one 10-year warrant to purchase one-half of one common share at $2.00 per full share
• The warrants provide investors in the offering with the opportunity to enhance their potential return on investment and provide the Company with a mechanism to raise additional capital to support future growth and/or the repayment of TARP.
• Each warrant is immediately exercisable and will expire on the tenth anniversary of the completion of the offering, unless subject to earlier redemption.
• The warrants will be subject to redemption by the Company for $0.01 per warrant, on not less than 30 days written notice, at any time after the closing price of the common stock exceeds $4.00 per share for 20 consecutive business days ending within 15 days of the date on which notice of redemption is given;
provided that the warrants may not be redeemed before the first anniversary of the Closing Date.

($ in thousands, except per share amounts)
12-31-11
As Reported Minimum Maximum
New equity raised (1) - $             4,750 16,935
Subordinated debt 1,200 $         1,200 1,200
Trust preferred securities 5,155 $         5,155 5,155
Preferred equity 10,655 $      10,655 10,655
Common equity 30,028 $      34,778 46,963
Total regulatory capital 40,683 $      45,433 57,618
Net unrealized gains 643 $            643 643
Allowance included in Tier 2 4,924 $         4,924 4,924
Risk-weighted assets (2) 389,564 $    389,564 389,564
Tier 1 common equity 30,028 $      34,778 46,963
Tier 1 capital 45,195 $      49,945 62,130
Total capital 51,319 $      56,069 68,254
Total capital ratio 13.2% 14.4% 17.5%
Common shares outstanding 2,971 5,471 11,885
Book value per share 10.11 $         6.36 3.95
(1) - Assumes offering costs of 5%
(2) - Assumes offering proceeds are invested in assets with a zero risk weighting
(3) - No credit losses with respect to any future asset resolution plan are included
Pro Forma for Offering
Pro Forma Capitalization

Company Highlights
• We have built a strong management team and platform for growth
• The attractiveness of the Richmond market, including the opportunity to gain market share from out-of-state banks and weakened local community banks
• The improving economy and our encouraging asset quality trends
• Our growth in earnings power, which has been hidden by recent credit losses
• The opportunity to participate at the same time and price as our Standby Purchaser, an experienced and sophisticated private investor in financial institutions
• Our directors and senior officers intend to invest at least $1 million in the offering
• The attractive valuation versus our recent market price and pro forma post-offering book value (less than 30%/50% of book at the min/max offering size)
• The added upside return potential from the warrants
• The opportunity for the us to be a regional consolidator in Virginia
• The offering will de-risk the balance sheet and strengthen regulatory capital
• The potential for a take-out premium down the road as we are one of the largest community banks remaining that exclusively serves the Richmond MSA